Exhibit 99.1

November 8, 2012

Savient Pharmaceuticals Reports Third Quarter 2012 Financial Results

BRIDGEWATER, N.J., Nov. 8, 2012 /PRNewswire/ — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and nine months ended September 30, 2012, which reflects the Company’s continuing commercialization of KRYSTEXXA® (pegloticase) in the U.S. Savient ended the quarter with approximately $116.2 million in cash and short-term investments.

Net sales for KRYSTEXXA were $4.5 million for the third quarter of 2012, a 13% increase over the second quarter of 2012. For the third quarter of 2012, the Company had a net loss of $39.7 million, or $0.56 per share, on total revenues of $4.9 million, compared with a net loss of $27.4 million, or $0.39 per share, on total revenues of $2.6 million for the same period in 2011. The net loss for the first nine months of 2012 was $90.3 million, or $1.28 per share, on total revenues of $13.1 million, compared with a net loss of $71.2 million, or $1.02 per share, on total revenues of $5.9 million for the same period in 2011. The net loss for the nine-month period ended September 30, 2012 includes a $21.8 million, or $0.31 per share, gain on the extinguishment of debt.

“During the third quarter we continued to drive awareness and adoption of KRYSTEXXA in the U.S., which resulted in our seventh consecutive quarter of sequential sales growth,” said Louis Ferrari, President and Chief Executive Officer of Savient Pharmaceuticals. “We also made progress toward our goal of commercializing KRYSTEXXA outside of the U.S. with the positive opinion we received on October 19 from the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP). We remain confident in the long-term opportunity for KRYSTEXXA to address the significant unmet needs of patients suffering from refractory chronic gout. We are successfully executing our clinical development plan focused on expanding the clinical utility of KRYSTEXXA, and we believe that this coupled with our commercialization strategy will allow us to create long-term value for all of our stakeholders.”

Operational Highlights:

•	Enhanced the executive team: Appointed John Hamill to the position of Senior Vice President & Chief Financial Officer.

•	Achieved significant milestone in strategy to commercialize KRYSTEXXA outside of the U.S.: Received a positive opinion from the CHMP that recommended KRYSTEXXA for marketing authorization in the EU.

•	Positive financial results: KRYSTEXXA sales increased sequentially for the seventh consecutive quarter and we began to realize the benefits of the operational reorganization announced in July 2012.

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Driving institutional acceptance: The release of the Veterans Affairs (VA) monograph, and the KRYSTEXXA criteria for use allows Savient to work more closely with VA Medical Centers and improves access for patients and providers.

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Continued to expand the universe of clinical data focused on KRYSTEXXA: Eight KRYSTEXXA abstracts were accepted for presentation at the upcoming American College of Rheumatology Annual Meeting. In addition, Savient successfully submitted four manuscripts for publication at leading medical journals and currently has seven additional manuscripts under active development.

•	Executing clinical development strategy: Began actively recruiting for the study of KRYSTEXXA in dialysis patients, which is expected to be completed by mid-2013.

Financial Results of Operations for the Three Months Ended September 30, 2012

Net revenues increased $2.3 million, or 90%, to $4.9 million for the three-month period ended September 30, 2012, from $2.6 million for the three-month period ended September 30, 2011, as a result of the company’s continued commercialization efforts and sales momentum of KRYSTEXXA.

Cost of goods sold decreased $0.4 million, or 8%, to $4.2 million for the three-month period ended September 30, 2012, from $4.6 million for the three-month period ended September 30, 2011. For the three-month periods ended September 30, 2012 and 2011, Savient recorded charges of $2.8 million and $3.4 million, respectively, against operations, related to in-process and finished goods KRYSTEXXA inventory that the company does not believe it will be able to sell through to commerce prior to expiration.

Research and development expenses increased $0.9 million, or 16%, to $6.8 million for the three-month period ended September 30, 2012, from $5.9 million for the three-month period ended September 30, 2011 in support of Savient’s marketing authorization application, or MAA, filing for KRYSTEXXA in the EU.

Selling, general and administrative expenses decreased $1.9 million, or 8%, to $20.4 million for the three-month period ended September 30, 2012, from $22.3 million for the three-month period ended September 30, 2011. The decrease in expense resulted from the implementation of the company’s corporate reorganization plan during the quarter, which was partially offset by an increase in severance expense.

Interest expense on the company’s debt increased $3.3 million, or 93%, to $6.8 million for the three-month period ended September 30, 2012, from $3.5 million for the three-month period ended September 30, 2011. Interest expense for the three-month period ended September 30, 2012 reflects $2.7 million of cash interest expense and $4.1 million of non-cash interest expense. Interest expense for the three-month period ended September 30, 2011, reflects $2.9 million of cash interest expense and $0.6 million of non-cash interest expense.

Other expense, net, increased $6.4 million for the three-month period ended September 30, 2012 primarily related to the increase in the fair value of the company’s warrant liability as a result of the mark-to-market valuation adjustment in the current quarter, primary driven by the higher underlying price of Savient’s common stock during the quarter.

Conference Call and Webcast

The Company will host a live conference call and webcast on November 8, 2012 at 9:00 a.m. EST to discuss these results and to answer questions. To participate by telephone, please dial:

Domestic:	866-393-1565
International:	253-237-1151
Conference ID:	46516560

The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. A telephone replay will be available for fourteen days by dialing:

Domestic:	855-859-2056
International:	404-537-3406
Conference ID:	46516560

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the safety and efficacy of KRYSTEXXA; market demand and our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payors and others in the medical community; our ability to execute on our plans for the expansion of clinical utility for KRYSTEXXA; our market expansion plans for KRYSTEXXA outside the United States, including our Marketing Authorization Application which is pending before the European Medicine Agency; our ability to service our outstanding debt obligations; our financing needs and liquidity; and our view of the market size for KRYSTEXXA in the US and ex-US and our view of our penetration of this market are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Other important factors that may affect our business are set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

(Tables to Follow)

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$68,187	$114,094
Short-term investments	48,054	55,694
Accounts receivable, net	4,819	4,737
Inventories, net	10,672	10,924
Prepaid expenses and other current assets	6,333	4,186

Total current assets	138,065	189,635

Property and equipment, net	2,055	833
Deferred financing costs, net	5,194	4,068
Restricted cash and other assets	3,738	2,580

Total assets	$149,052	$197,116

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,942	$7,046
Deferred revenues	488	414
Warrant liability	8,067	—
Accrued interest	2,982	4,643
Other current liabilities	23,891	17,962

Total current liabilities	39,370	30,065

Convertible notes, net of discount of $26,301 at September 30, 2012 and $54,542 at December 31, 2011	96,140	175,458
Senior secured notes, net of discount of $48,155 at September 30, 2012	122,786	—
Other liabilities	2,668	3

Stockholders’ Deficit:
Preferred stock—$.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock—$.01 par value 150,000,000 shares authorized; 73,057,000 issued and outstanding shares at September 30, 2012 and 71,502,000 issued and outstanding shares at December 31, 2011	730	715
Additional paid-in-capital	395,335	408,463
Accumulated deficit	(507,881)	(417,603)
Accumulated other comprehensive (loss) income	(96)	15

Total stockholders’ deficit	(111,912)	(8,410)

Total liabilities and stockholders’ deficit	$149,052	$197,116

SAVIENT PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Product sales, net	$4,916	$2,581	$13,076	$5,855

Cost and expenses:
Cost of goods sold	4,222	4,584	12,669	6,008
Research and development	6,796	5,858	20,747	17,315
Selling, general and administrative	20,427	22,268	72,006	62,761

	31,445	32,710	105,422	86,084

Operating loss	(26,529)	(30,129)	(92,346)	(80,229)
Investment income, net	41	39	125	107
Interest expense on debt	(6,805)	(3,535)	(16,962)	(11,842)
Gain on extinguishment of debt	—	—	21,800	—
Other (expense) income, net	(6,408)	(12)	(2,895)	1,738

Loss before income taxes	(39,701)	(33,637)	(90,278)	(90,226)
Income tax benefit	—	(6,245)	—	(19,055)

Net loss	$(39,701)	$(27,392)	$(90,278)	$(71,171)

Loss per common share:
Basic and diluted	$(0.56)	$(0.39)	$(1.28)	$(1.02)

Weighted-average number of common shares:
Basic and diluted	70,956	70,122	70,718	70,037

Savient Pharmaceuticals, Inc.

John P. Hamill

Senior Vice President and Chief Financial Officer

information@savient.com, 732-418-9300

Burns McClellan

Caitlyn Murphy

212-213-0006

SOURCE Savient Pharmaceuticals, Inc.

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